Exhibit 10.6
SUBORDINATED NOTE PURCHASE AGREEMENT
Among
ALMA LASERS LTD.
AND
TA SUBORDINATED DEBT FUND, L.P.
AND
TA INVESTORS II, L.P.
As Initial Noteholders
Dated as of March 23, 2006

Alma Lasers Ltd.
Subordinated Note Purchase Agreement
Dated as of March 23, 2006

i

EXHIBITS
Exhibits

Exhibit A	Form of Joinder Agreement
Exhibit 2.1	Form of Note
Exhibit 2.2	Allocation of Note Purchase Amount
Exhibit 2.13	Allocation of Ordinary Shares
Exhibit 6.1	Compliance Certificate

SUBORDINATED NOTE PURCHASE AGREEMENT
     This Subordinated Note Purchase Agreement dated as of March 23, 2006 (as amended, restated or otherwise modified and in effect from time to time, this “Agreement”) by and among Alma Lasers Ltd., a corporation organized under the laws of Israel (the “Borrower”), TA Subordinated Debt Fund, L.P., a Delaware limited partnership (“TA Debt Fund” or a “Noteholder”), TA Investors II, L.P., a Delaware limited partnership (“TA Investors” or a “Noteholder, the other holders of Notes party hereto from time to time (together with TA Debt Fund, TA Investors and their successors and assigns, “Noteholders”).
     WHEREAS, Pursuant to the Share Purchase and Redemption Agreement dated as of February 15, 2006 among Aesthetic Acquisition B.V., as buyer (“Buyer”), the Shareholders identified therein, the Non-Compete Parties identified therein and Sponsor (as defined below), Buyer has agreed to acquire (the “Acquisition”) certain of the Series A-1 Preferred Shares (the “Preferred Shares”) and Ordinary Shares of Borrower. Borrower has agreed to use the proceeds of the issuance of the Notes (as defined herein) to redeem a portion of its currently outstanding Ordinary Shares (together with the Acquisition, the “Transaction”);
     WHEREAS, Upon consummation of the Transaction, (i) the Buyer will hold a total of (A) 377,172,000 Preferred Shares of Borrower, which Preferred Shares will have an aggregate liquidation/sale preference of $55,000,478 (subject to adjustment) and will be convertible into an aggregate of 377,172,000 Ordinary Shares (subject to adjustment), and (B) upon receipt by Borrower of 124,680 NIS, 12,468,000 Ordinary Shares, and (ii) the Shareholders will hold (A) 140,766,000 Ordinary Shares and (B) Shareholder warrants representing the right to purchase up to an additional 66,620,996 Ordinary Shares.
     In consideration of the mutual agreements herein contained, the parties hereto agree as follows:
ARTICLE I — DEFINITIONS
     1.1. Definitions. As used herein, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
       “Acquisition” has the meaning specified therefor in the recitals of this Agreement.
       “Agreement” means this Agreement as amended, restated or otherwise modified and in effect from time to time.
       “Audited Financial Statements” means the audited consolidated balance sheet of the Borrower including its Subsidiaries for the fiscal year ended December 31, 2004, and the related consolidated statements of income, retained earnings and cash flows for the fiscal year then ended of the Borrower including its Subsidiaries, including any notes thereto.
       “Bank Event of Default” means an Event of Default (as such term is defined under the Senior Credit Agreement).

       “Borrower” has the meaning specified therefor in the preamble of this Agreement.
       “Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the Commonwealth of Massachusetts.
       “Buyer” has the meaning specified therefor in the preamble of this Agreement.
       “Closing Date” shall have the meaning assigned to that term in Section 2.2.
       “Compliance Certificate” means a certificate substantially in the form of Exhibit 6.1, as the same may be modified with the consent of the Borrower and the Required Noteholders.
       “Consolidated” or “consolidated” means with respect to any term defined herein that term as applied to the accounts of Borrower and its Subsidiaries, consolidated in accordance with GAAP.
       “Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters then most recently ended.
       “Consolidated EBITDA” means, with respect to any fiscal period, (a) Borrower’s and its Subsidiaries’ consolidated net earnings, minus (b) without duplication, the sum of the following amounts of Borrower and its Subsidiaries for such period, to the extent included in determining consolidated net earnings of Borrower and its Subsidiaries for such period, (i) extraordinary gains (including gains realized on the sale of assets), (ii) non-cash income and (iii) interest income, in the case of each of clauses (b)(i) through (b)(iii), as determined in accordance with GAAP, plus (c) without duplication, the sum of the following amounts of Borrower and its Subsidiaries for such period, to the extent deducted in determining consolidated net earnings of Borrower and its Subsidiaries, (i) income taxes and franchise taxes accrued, (ii) interest expense, (iii) depreciation and amortization, (iv) amortized debt discount for such period, (v) expenses associated with payments made to the Borrower’s or any Subsidiary’s employee stock option pool, (vi) the amount of any costs or expenses incurred by Borrower or its Subsidiaries in connection with the Transaction and (vii) non-cash expenses agreed with the Noteholders.
       “Consolidated Indebtedness” means, as of any date of determination, without duplication, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable and other accrued expenses in the ordinary course of business), (e) all indebtedness due under capital or synthetic leases, (g) all guarantees with respect to outstanding indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Borrower or any Subsidiary, and (h) all indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venture, except for any portion of such indebtedness that is expressly made non-recourse to the Borrower or such Subsidiary.
       “Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with Consolidated Indebtedness, in each case to the extent treated as cash interest in accordance with GAAP and (b) in the case of capitalized leases, without duplication, the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under such capitalized leases that is treated as cash interest in accordance with GAAP.
       “Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges, in each case, of the Borrower and its Subsidiaries for the period of four fiscal quarters then most recently ended.
       “Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
       “Default Rate” shall have the meaning ascribed to such term in Section 2.6 hereof.
       “Dollars” or “$” means United States dollars.
       “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
       “Event of Default” has the meaning specified therefor in Section 8.1.
       “GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
       “Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar governmental dispute-resolving panel or body.
       “Initial Noteholders” means the purchasers of Notes under this Agreement at the Closing held on the Closing Date.
       “Law” means all laws, statutes and rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time heretofore or hereafter made upon or otherwise issued to any Noteholder by any central bank or other fiscal, monetary or other authority, whether or not having the force of law, including, without limitation, any change according to a prescribed schedule of increasing requirements.
       “Loan Parties” means the Borrower and its direct and indirect subsidiaries.
       “Mandatory Repurchase Event” means the occurrence of any one of any of the following events: (a) the Sponsor or its affiliates shall collectively cease to, directly or indirectly, own and control at least 51% of the outstanding voting equity interests of Borrower; (b) any change in equity ownership of the Borrower which would result in Sponsor or its affiliates ceasing at any time to, directly or indirectly, have the power to elect the Preferred A-1 Directors (as such term is defined in the Amended and Restated Articles of Association of the Company) of the Board of Directors of the Borrower, or (c) there shall be consummated (i) any consolidation or merger of Borrower where the equity interest holders of Borrower, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares or other equity interests representing a majority of the voting power of the corporation or other entity issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation or other entity, if any), (ii) any sale or transfer of all or substantially all of the assets of Borrower and its Subsidiaries, taken as a whole, and (iii) any plan or proposal for the liquidation, winding up or dissolution of Borrower or any material Subsidiary (as the case may be).
       “Noteholder” and “Noteholders” means a Person or Persons who hold a Note or Notes issued pursuant to this Agreement, including successors and assigns of such persons.
       “Notes” shall have the meaning assigned to that term in Section 2.1.
       “Obligations” means all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to the Noteholders, by or from the Borrower, whether existing on the date of this Agreement or arising thereafter, whether arising out of this Agreement or any other Subordinated Notes Document, and to pay interest, fees, costs, charges, expenses, professional fees, and all sums chargeable to the Borrower, under the Subordinated Notes Documents, whether or not evidenced by any note or other instrument.
       “Ordinary Shares” means the ordinary shares of the Borrower par value NIS 0.01 per share.
       “Payment Blockage Period” has the meaning ascribed to such term in Section 2.14.1(c) hereof.
       “Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

       “Required Noteholders” means “Required Noteholders” as defined in Section 9.2.
       “Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
       “Securities Act” means the Securities Exchange Act of 1934, as in effect from time to time.
       “Senior Credit Agreement” means that certain Letter of Undertaking dated as of even date herewith by and among Borrower and Bank Hapoalim B.M., as the “Bank” thereunder, as amended, amended and restated, modified or replaced from time to time, and including any supplements and appendices thereto.
       “Senior Default Notice” has the meaning ascribed to such term in Section 2.14.1(c) hereof.
       “Senior Indebtedness” means all obligations of the Borrower now or hereafter existing under the Senior Credit Agreement and the promissory notes issued to the Senior Lender thereunder, in each case, whether created directly or acquired by assignment or otherwise and whether for principal, interest (including, without limitation, interest accruing after, or which would have accrued but for, the filing of a petition or the commencement of a case initiating any proceeding referred to in Section 2.14.1, whether or not such interest is an allowed claim in such proceeding), reimbursement obligations, indemnities, fees, expenses or otherwise.
       “Senior Lender” means the “Bank” as defined in the Senior Credit Agreement and shall include each additional financial institution to which it assigns or transfers any of its interests as Bank under the Senior Credit Agreement.
       “Senior Loan Documents” means the Senior Credit Agreement, the Application for Term Loan, the Application for Revolving Loan, the Deed of Charge (or Debenture) and any Notices of Drawing, in each case, as amended, amended and restated, modified or replaced from time to time, and including any supplements and appendices thereto.
       “Senior Loans” means the Term Loan and Revolving Credit Line (each as defined in the Senior Credit Agreement) under the Senior Loan Documents.
       “Sponsor” means, collectively, TA Associates, Inc. and its affiliates TA IX L.P., TA/Atlantic and Pacific IV L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P. and TA Investors II L.P.
       “Share Purchase and Redemption Agreement” has the meaning specified therefor in the recitals of the Agreement.

       “Subordinated Notes Documents” means this Agreement and the Notes and any other document, instrument, or agreement delivered in connection therewith.
       “Subsidiary” means, with respect to the Borrower, as of the Closing Date, Alma Lasers, Inc., and any time thereafter, a corporation, partnership, limited liability company, or other entity in which the Borrower directly or indirectly owns or controls the shares of stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.
       “Transaction” has the meaning specified therefor in the recitals of this Agreement.
       “Transaction Documents” means the Share Purchase and Redemption Agreement, the Shareholders Agreement, the Escrow Agreement, any Shareholder Warrant Agreements and any other documents, instruments and agreements executed and delivered in connection with the Transaction, or otherwise relating thereto.
       “United States” means the United States of America.
     1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries, on a consolidated basis unless the context clearly requires otherwise.
ARTICLE II — AUTHORIZATION, PURCHASE, SALE AND TERMS OF NOTES;
PAYMENTS
     2.1. The Notes. The Borrower has authorized the issuance of senior subordinated notes due March 23, 2011 in the aggregate original principal amount of Fourteen Million Nine Hundred Ninety-eight Thousand Thirty-seven Dollars ($14,998,037). The senior subordinated notes shall be in the form set forth as Exhibit 2.1 attached hereto and are herein referred to individually as a “Note” and collectively as the “Notes”, which terms shall also include any notes delivered in exchange or replacement therefor. The Notes shall (a) be payable on March 23, 2011 (the “Maturity Date”), and (b) bear interest compounded quarterly (based on a 360-day year of twelve 30-day months) on the unpaid principal amount thereof until paid in full at a net rate of ten and one-half percent (10.5%) per annum (as of the Closing Date, the withholding obligation of the Borrower with respect to such amounts is deemed to be 25% and the interest rate as of the Closing Date, adjusted therefor, is fourteen percent (14%) per annum), payable in cash quarterly in arrears on March 31, June 30, September 30 and December 31 in each year, commencing June 30, 2006, and at maturity or prior prepayment of the Notes in full or in part; provided that, from time to time upon the occurrence of a default under the Senior Credit Agreement or a payment blockage event under Section 2.14 hereof, at the option of the Noteholders, accrued but unpaid interest may be added to the outstanding principal balance of the Notes as of the date such accrued interest otherwise would have been due and payable. The Borrower has authorized the issuance to the Noteholders of the Notes.
     2.2. Purchase of the Notes.

     (a) Subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, the Initial Noteholders agree to purchase Notes from the Borrower in the aggregate principal amount of Fourteen Million Nine Hundred Ninety-eight Thousand Thirty-seven Dollars ($14,998,037), as set forth opposite each Initial Noteholder’s name on Exhibit 2.2 attached hereto, at a closing (the “Closing”) to be held at the offices of Goodwin Procter LLP, located at Exchange Place, 53 State Street, Boston, MA, at 10:00 a.m. Boston time, or at such other time and place as the parties hereto agree, on the date on which this Agreement is executed and delivered and upon satisfaction of the conditions described in Article III (the “Closing Date”).
     (b) At the Closing, the Borrower will issue the Notes to the Noteholders, payable to the Noteholders or their registered assigns, against receipt of immediately available funds by wire transfer to an account or accounts designated by the Borrower prior to the Closing in the amount set forth on Exhibit 2.2 (or in such other manner as is set forth on Exhibit 2.2).
     2.3. Use of Proceeds. The Borrower agrees to use the full proceeds of the Notes to consummate the transactions contemplated by the Transaction Documents.
     2.4. Payments and Endorsements.
     (a) Payments of principal, interest and premium, if any, on the Notes shall be made without set off or counterclaim, directly by wire transfer to an account designated in writing by each Noteholder, without any presentment or notation of payment, except that prior to any transfer of any Note, the holder thereof shall endorse on such Note a record of the date to which interest has been paid and all payments made on account of principal of such Note. All payments and prepayments of principal of, and interest on, the Notes shall be applied (to the extent thereof) to all of the Notes pro rata based on the principal amount outstanding and held by each holder thereof.
     (b) Anything herein to the contrary notwithstanding, if, after the date hereof, any change in applicable Law shall impose on the Borrower any obligation with respect to any amount of interest, principal or prepayment premium (for any optional or mandatory prepayment or redemption of the Notes) payable by it hereunder or under any of the other Transaction Documents to withhold or deduct any taxes, levies, imposts, duties, charges, fees, deductions or withholdings, the Borrower will pay to the Noteholders, on the date on which such amount is due and payable under the Subordinated Notes Documents, such additional amount in United States Dollars as would be necessary to enable a lender not party to a tax treaty to receive the same amount which the Noteholders would have received on such due date if no such obligation had been imposed upon the Borrower.
     (c) The obligations of the Borrower under this Section 2.4 shall survive the payment in full of all amounts due hereunder or under the Notes or the redemption of the Notes.
     2.5. Redemptions and Mandatory Repurchase.
          2.5.1. Required Redemption. Subject to the subordination provisions contained in Section 2.14 hereof and the restrictions contained in the Senior Loan Documents on the Maturity Date or accelerated maturity of the Notes (upon the acceleration of the Notes in accordance with Section 8.2 hereof), the Borrower will pay the principal amount of the Notes then outstanding together with all accrued and unpaid interest thereon. No redemption of less than all of the Notes shall affect the obligation of the Borrower to make the redemption required by this sub-section.
          2.5.2. Optional Redemptions. In addition to the redemption of the Notes required under sub-section 2.5.1, the Borrower may, subject to the subordination provisions contained in Section 2.14 hereof and the restrictions contained in the Senior Credit Agreement, at any time voluntarily redeem the Notes, in whole or in part (in integral multiples of Five Hundred Thousand Dollars ($500,000)), together with all accrued and unpaid interest on the amount so redeemed through the date of redemption, at a redemption price equal to:
     (a) if such voluntary redemption occurs on or prior to the first (1st) anniversary of this Agreement, one hundred six percent (106%) of the sum of the principal amount to be redeemed plus any accrued but unpaid interest thereon;
     (b) if such voluntary redemption occurs after the first (1st) anniversary of this Agreement but on or prior to the second (2nd) anniversary of this Agreement, one hundred five percent (105%) of the sum of the principal amount to be redeemed plus any accrued but unpaid interest thereon;
     (c) if such voluntary redemption occurs after the second (2nd) anniversary of this Agreement but on or prior to the third (3rd) anniversary of this Agreement, one hundred two and one-half percent (102.5%) of the sum of the principal amount to be redeemed plus any accrued but unpaid interest thereon;
     (d) if such voluntary redemption occurs after the third (3rd) anniversary of this Agreement but on or prior to the fourth (4th) anniversary of this Agreement, one hundred one percent (101%) of the sum of the principal amount to be redeemed plus any accrued but unpaid interest thereon; or
     (e) if such voluntary redemption occurs after the fourth (4th) anniversary of this Agreement, one hundred percent (100%) of the sum of the principal amount to be redeemed plus any accrued but unpaid interest thereon;
          2.5.3. Notice of Redemptions; Pro Rata Redemptions. Written notice of any redemption pursuant to sub-section 2.5.1 or sub-section 2.5.2 shall be given to all holders of the Notes at least thirty (30) Business Days prior to the date of any such redemption. Each redemption of the Notes pursuant to sub-sections 2.5.1 and 2.5.2 shall be made so that the Notes then held by each holder shall be redeemed in a principal amount which shall bear the same ratio to the total unpaid principal amount being redeemed on all the Notes as the unpaid principal amount of the Notes then held by such holder bears to the aggregate unpaid principal amount of the Notes then outstanding.
          2.5.4. Mandatory Repurchase of Notes. In accordance with Section 2.11 and subject to the subordination provisions contained in Section 2.14 hereof and the restrictions contained in the Senior Loan Documents, the Borrower shall furnish to each Noteholder written notice setting forth in reasonable detail the facts and circumstances underlying such Mandatory

Repurchase Event. The occurrence of any such Mandatory Repurchase Event shall constitute an irrevocable offer by the Borrower to purchase all of the Notes held by such Noteholder at the one hundred one percent (101%) of the sum of the principal amount to be redeemed, together with all accrued and unpaid interest on the amount so purchased through the date of purchase. Following receipt of any offer to purchase the Notes hereunder, each Noteholder shall advise the Borrower, by written notice, within ten (10) Business Days after receipt of such offer, as to whether it desires to sell all or any of the Notes, as applicable, held by it (in integral multiples of Five Hundred Thousand Dollars ($500,000)), specifying the principal amount of the Notes to be sold by it. If a Noteholder accepts such offer but does not specify an amount it wishes to receive, it will be deemed to have elected to sell all of the Notes held by it. If a Noteholder fails to respond to such offer by the Borrower within the ten (10) Business Day acceptance period, such offer shall expire in accordance with its terms.
     2.6. Default Rate. If an Event of Default has occurred and is continuing, from and after the date such Event of Default has occurred the entire outstanding unpaid principal balance of the Notes and any unpaid interest from time to time in default shall, subject to the provisions of Section 2.4 hereof, bear interest, payable on demand in cash, at the net rate of twelve and one-half percent (12.5%) per annum (as of the Closing Date, the withholding obligation of the Borrower with respect to such amounts is deemed to be 25% and as of the Closing Date, the interest rate under this Section 2.6, adjusted therefor, is sixteen and two-thirds percent (16.667%) per annum), compounded quarterly, or such lower rate as then may be the maximum rate permitted by applicable Law (the “Default Rate”); provided, however, that upon the cessation or cure of such Event of Default, if no other Event of Default is then continuing, the Notes shall again bear interest at the rate set forth in Section 2.1.
     2.7. Maximum Legal Rate of Interest. Nothing in this Agreement or in the Notes shall require the Borrower to pay interest at a rate in excess of the maximum rate permitted by applicable Law.
     2.8. Payment on Non-Business Days. Whenever any payment to be made shall be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest due.
     2.9. Transfer and Exchange of Notes.
     The holder of any Note, as applicable, may, prior to maturity or prepayment thereof, surrender such Note at the principal office of the Borrower for transfer or exchange. Any holder desiring to transfer or exchange any Note shall first notify the Borrower in writing at least five (5) days in advance of such transfer or exchange. Within a reasonable time after such notice to the Borrower from a holder of its intention to make such exchange and without expense (other than transfer taxes, if any) to such holder, the Borrower shall issue in exchange therefor another Note in denominations of One Hundred Thousand Dollars ($100,000) and multiples thereof, except in the case of a Note for the balance of the aggregate amount of the Note, or Notes so transferred which shall be in a minimum denomination of One Hundred Thousand Dollars ($100,000), all as requested by the holder, for the same aggregate principal amount, as of the date of such issuance, as the unpaid principal amount of the Note or Notes so surrendered and having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as the Note or Notes so surrendered (provided that no minimum shall apply to a liquidating distribution of Notes to investors in a Noteholder and any Notes so distributed may be subsequently transferred by such investor and its successors in the original denomination thereof without restriction under this sentence). Each new Note shall be made payable to such Person or Persons, or assigns, as the holder of such surrendered Note may designate, and such transfer or exchange shall be made in such a manner that no gain or loss of principal or interest shall result therefrom. The Borrower shall have no obligation hereunder or under any Note to any person other than the registered holder of each such Note.
Notwithstanding anything to the contrary contained herein, no Noteholder shall be permitted to transfer any of its Notes unless such Noteholder’s transferee has agreed in writing to be bound by the terms of this Agreement and the other Subordinated Notes Documents (and such transferee has expressly agreed in writing to assume such Noteholder’s obligations thereunder by executing a joinder substantially in the form of Exhibit A hereto) to which such Noteholder is a party, including the representations and warranties set forth in Article IV hereof.
     2.10. Replacement of Notes. Upon receipt of evidence satisfactory to the Borrower of the loss, theft, destruction or mutilation of any Note and, if requested in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or other agreement or security reasonably satisfactory to the Borrower, or, in the case of any such mutilation, upon surrender and cancellation of such Note, the Borrower will issue a new Note of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note; provided, however, if any Note of which a Noteholder, its nominee, or any of its partners is the holder is lost, stolen or destroyed, the affidavit of an authorized partner or officer of the holder setting forth the circumstances with respect to such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no indemnification bond or other security shall be required as a condition to the execution and delivery by the Borrower of a new Note in replacement of such lost, stolen or destroyed Note other than the holders written agreement to indemnify the Borrower.
     2.11. Other Notices. So long as any Notes are outstanding, the Borrower shall provide written notice to each Noteholder as soon as possible and at least thirty (30) Business Days prior to the occurrence or closing of a Mandatory Repurchase Event or a public offering of securities by the Borrower setting forth in reasonable detail the facts and circumstances underlying such Mandatory Repurchase Event or public offering.
     2.12. Liability. The Borrower hereby agrees that it is liable for the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed by it or hereafter owing by it to any Noteholder. The Borrower agrees that its obligation hereunder shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 2.12 shall be absolute and unconditional, irrespective of, and unaffected by:
          2.12.1. the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Subordinated Notes Document or any other agreement, document or instrument to which such Borrower is or may become a party;

          2.12.2. the absence of any action to enforce this Agreement (including this Section 2.12) or any other Subordinated Notes Document or the waiver or consent with respect to any of the provisions thereof;
          2.12.3. the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by any Noteholder in respect thereof (including the release of any such security);
          2.12.4. the insolvency of any Noteholder; or
          2.12.5. any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.
     2.13. Purchase of Ordinary Shares. In connection with the purchase of the Notes hereunder, the Borrower shall issue and the Noteholders shall purchase at par value that certain number of shares of Ordinary Shares set forth opposite the name of such Noteholder on Exhibit 2.13 attached hereto and the Ordinary Shares will be held by the Buyer for the benefit of the Noteholders.
     2.14. Obligations Subordinate to Senior Indebtedness. The Borrower agrees, and each Noteholder, by its acceptance of this Agreement and any Note, also agrees, that the Obligations are and shall be subordinate, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash of all Senior Indebtedness. The Borrower further agrees to make only payments of interest and any fees and expenses due under the Subordinated Notes Documents, and not make any principal payments due thereunder, so long as the Senior Indebtedness remains outstanding; provided, however, that such payments of interest and any fees and expenses are subject to the restrictions set forth in Section 2.14.1 below.
          2.14.1. Events of Subordination.
     (a) In the event of any dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of the Borrower, whether voluntary or involuntary, in any bankruptcy, insolvency, arrangement, reorganization, receivership, relief or other similar case or proceeding under any Israeli bankruptcy or similar law of any jurisdiction or upon an assignment generally for the benefit of creditors or any other marshalling of all or substantially all of the assets of the Borrower, Senior Indebtedness shall first be paid in full in cash before the Noteholders shall be entitled to receive any payment of or distribution on all or any of the Obligations, and any payment or distribution of any kind (whether in cash, property or securities) that otherwise would be payable or deliverable upon or with respect to the Obligations in any such case, proceeding, assignment, marshalling or otherwise (including any payment that may be payable by reason of any other indebtedness of the Borrower being subordinated to payment of Obligations) shall be paid or delivered directly to the Senior Lender, so long as any Senior Indebtedness under the Senior Loan Documents is outstanding, for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Senior Indebtedness until the Senior Indebtedness shall have been paid in full in cash.

     (b) In the event that any Bank Event of Default described in Section 14(d) or 14(j) of the Senior Credit Agreement (a “Payment Blockage Default”) shall have occurred and be continuing, then no payment (including any payment that may be payable by reason of any other indebtedness of the Borrower being subordinated to payment of the Obligations) shall be made by or on behalf of the Borrower for or on account of any of the Obligations, and neither any representative for nor any Noteholder shall take or receive from or on behalf of the Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, including, without limitation, from or by way of collateral, payment of all or any of the Obligations. The Bank shall notify the Noteholders in writing of the occurrence of any such Payment Blockage Default and written notice of the cure or waiver of the same.
     (c) In the event that any Bank Event of Default (other than a Payment Blockage Default) or event which with the giving of notice or the lapse of time, or both, would become a Bank Event of Default shall have occurred and be continuing and the Senior Lender, so long as any obligations are outstanding under the Senior Credit Agreement, gives written notice thereof to any Noteholder or any representative for any Noteholder (a “Senior Default Notice”), then no payment (including any payment that may be payable by reason of any other indebtedness of the Borrower being subordinated to payment of the Obligations) shall be made by or on behalf of the Borrower for or on account of any of the Obligations, and neither any representative for nor any Noteholder shall take or receive from or on behalf of the Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner (other than the accrual of default or paid-in-kind interest), including, without limitation, from or by way of collateral, payment of all or any of the Obligations, during a period (the “Payment Blockage Period”) commencing on the date of receipt of such notice and ending on the earlier of (i) the date such Bank Event of Default or event shall have been cured or waived, in each case confirmed in writing signed by the Senior Lender and (ii) the date 360 days from the date of receipt of such notice; provided, however, that no more than one Senior Default Notice may be delivered in any 18 month period with respect to any specified Bank Event of Default.
     (d) While any Senior Indebtedness is outstanding under the Senior Credit Agreement, the Noteholders may not declare the Obligations due and payable prior to the maturity thereof.
          2.14.2. In Furtherance of Subordination. All payments or distributions upon or with respect to the Obligations which are received by any Noteholder or any representative therefor contrary to the provisions of this Section 2.14 shall be received in trust for the benefit of the Senior Lender, shall be segregated from other funds and property held by such Noteholder or any representative therefor and shall be forthwith paid over to the Senior Lender, so long as Senior Indebtedness is outstanding to the Senior Lender under the Senior Credit Agreement, in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Senior Indebtedness in accordance with the terms of the Senior Credit Agreement, so long as Senior Indebtedness is outstanding to the Senior Lender under the Senior Credit Agreement.
          2.14.3. No Commencement of Any Proceeding. So long as payments or distributions for or on account of the Notes are not permitted pursuant to Section 2.14.1, neither any Noteholder nor any representative therefor will, sue for, ask or demand from the Borrower, or take any action to enforce against the Borrower any judgment for, payment of all or any of the Obligations, including as a result of any failure to pay any of the Obligations when due, other than suits or proceedings by any Noteholder for specific performance of the Borrower’s obligations under Sections 6.1, 6.2 and 6.3 hereof, or commence, or join with any creditor in commencing, directly or indirectly, or cause the Borrower to commence, or assist the Borrower in commencing, any proceeding referred to in Section 2.14.1(a).
          2.14.4. Agreements in Respect of Subordinated Debt. No amendment, waiver or other modification of this Agreement, and no agreement supplemental or relating to this Agreement, may (i) modify or otherwise affect any of the provisions of this Section 2.14 or (ii) adversely affect any other of the rights or interests of the Senior Lender hereunder in any material respect.
          2.14.5. Agreement by the Borrower. The Borrower agrees that it will not make any payment of any of the Subordinated Debt, or take any other action, in contravention of the provisions of this Section.
          2.14.6. Continuing Agreement; Assignments Under the Senior Credit Agreement. The provisions of this Section 2.14 constitute a continuing agreement and shall (a) remain in full force and effect until the payment in full of the Senior Indebtedness, (b) be binding upon the Noteholders, any representative therefor, the Borrower and their respective successors and assigns, and (c) inure to the benefit of, and be enforceable by, the Senior Lender and its respective successors, transferees and assigns.
ARTICLE III — CONDITIONS TO CLOSING
     The obligation of each Noteholder to purchase its Notes hereunder and the obligation of the Borrower to issue such Notes hereunder are subject to the following conditions precedent, all or any of which may be waived by the unanimous written agreement of the Noteholders or, if the Noteholders have not satisfied their obligations under Sections 3.2, 3.6, 3.7, 3.8 or 3.10, by the Buyer:
     3.1. Loan Documents. The Borrower has executed and delivered, as appropriate, the Senior Loan Documents.
     3.2. Subordinated Notes Documents. The Borrower and any other party thereto shall have executed and delivered, as appropriate, the Subordinated Notes Documents.
     3.3. Completion of Transaction. The Transaction shall be completed contemporaneously herewith substantially in accordance with the terms of the Transaction Documents (without any amendment thereto or waiver thereunder unless consented to by the Noteholders).
     3.4. Fees. The Borrower shall have paid any fees, costs and expenses of the Noteholders due and payable on the Closing Date.
     3.5. Delivery of Documents to Noteholders. The Borrower shall have delivered the following documents in form and substance reasonably satisfactory to the Noteholders (and, as applicable, duly executed and dated the Closing Date or an earlier date satisfactory to Noteholders):
          3.5.1. Agreement. This Agreement.
          3.5.2. Notes. Notes for each Noteholder purchasing a Note hereunder.
          3.5.3. Letter of Direction. A letter of direction containing funds flow information, with respect to the proceeds of the Notes on the Closing Date.
          3.5.4. Authorization Documents. The Borrower’s (i) Amended and Restated Articles of Association, (ii) resolutions of its board of directors (or similar governing body) approving and authorizing the Borrower’s execution, delivery and performance of the Subordinated Notes Documents to which it is party and the transactions contemplated thereby, and (iii) signature and incumbency certificates of its officers executing any of the Subordinated Notes Documents, all certified by its chief financial officer (or similar officer) as being in full force and effect without modification.
          3.5.5. Financials. The Noteholders shall have received the Audited Consolidated Financial Statements.
          3.5.6. Consents. Evidence that all necessary consents, permits and approvals (governmental or otherwise) required for the execution, delivery and performance by Borrower of the Subordinated Notes Documents and the Transaction Documents have been duly obtained and are in full force and effect.
          3.5.7. Other Documents. Such other certificates, documents and agreements as the Noteholders may reasonably request.
     3.6. Delivery of Documents to Borrower. The Noteholders shall have delivered a duly executed copy of this Agreement to the Borrower.
     3.7. Purchase and Issuance of Shares. The Borrower shall issue the number of Ordinary Shares set forth on Exhibit 2.13 hereto and the Noteholders shall pay 124,680 NIS to the Borrower therefore.
     3.8. Representations and Warranties. Each of the representations and warranties of (i) the Borrower and its Subsidiaries set forth in Article V hereof and (ii) the Noteholders set forth in Article IV hereof shall be true and correct in all respects at the time of, and immediately after giving effect to, the purchase of the Notes.
     3.9. Use of Proceeds. The Borrower shall have used, or simultaneously with the Closing shall use, funds from the sale of the Notes for the purposes described in Section 2.3.
     3.10. Compliance with this Agreement. The Borrower and the Noteholders shall have performed and complied with all of its agreements and satisfied the conditions set forth or contemplated herein that are required to be performed or complied with or satisfied by it on or before the Closing Date.

  ARTICLE IV — REPRESENTATIONS AND WARRANTIES OF THE NOTEHOLDERS
     Each Noteholder, for itself only, hereby represents and warrants, which representations and warranties shall survive the closing, that:
     4.1. Authorization; Enforceability. Such Noteholder has duly authorized, executed and delivered this Agreement and such of the Transaction Documents as require execution by such Noteholder, and each constitutes the valid and binding obligation of such Noteholder enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.
     4.2. Own Account. Such Noteholder is acquiring the Notes for its own account, and not as nominee or agent.
     4.3. Investment Intent. The Notes are being and will be acquired for the purpose of investment and not with a view to distribution or resale thereof; subject, nevertheless, to the condition that, except as otherwise provided herein and subject to compliance with applicable securities laws, the disposition of the property of such Noteholder shall at all times be within its control. Such Noteholder was not formed solely for the purpose of making an investment in the Borrower or their Subsidiaries.
     4.4. Securities Laws. Such Noteholder understands that it must bear the economic risk of its investment for an indefinite period of time because the Notes are not, and will not be, registered under the Securities Act or any applicable state securities laws, except as may be provided in this Agreement, and may not be resold unless subsequently registered under the Securities Act and such other laws or unless an exemption from such registration is available. Such Noteholder acknowledges that, in issuing the Notes, the Borrower are relying on the representations and warranties of such Noteholder in this Article IV.
     4.5. No Broker. No Person has or will have, as a result of the transactions contemplated by this Agreement, any rights, interest or valid claim against or upon the Borrower or any of their Subsidiaries for any commission, fee or other compensation as a finder or broker because of any act or omission by such Noteholder or any agent of such Noteholder.
     4.6. Restrictive Legend. Such Noteholder hereby acknowledges that the Notes (unless no longer required in the opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Borrower) shall bear a legend substantially in the following form (in addition to any other legend required by the Subordinated Notes Documents):
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT (1) PURSUANT TO A

REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES AND (3) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS.
     The acquisition by such Noteholder of the Notes shall constitute a confirmation by it of the foregoing representations.
ARTICLE V — REPRESENTATIONS AND WARRANTIES OF THE BORROWER
     To induce the Noteholders to enter into this Agreement, the Borrower represents and warrants to the Noteholders as of the Closing Date that, both before and after giving effect to the Transaction:
     5.1. Organization and Existence. The Borrower is a company duly organized and validly existing under the laws of the state of Israel and has the power and authority to carry on and conduct its business as currently conducted and to own its property and other assets.
     5.2. Execution, Delivery and Performance. The Borrower has the power to execute, deliver and perform its obligations under this Agreement and the other Subordinated Notes Documents and to issue the Notes; all necessary action has been taken to authorize the execution, delivery and performance of Agreement, the other Subordinated Notes Documents and all other documents to be executed and delivered by Borrower in connection with same or pursuant thereto.
     5.3. Valid and Legal Obligation. This Agreement constitutes Borrower’s valid and legally binding obligations, enforceable in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting creditors’ rights generally, and the effect of general principles of equity, whether applied by a court of law or equity.
     5.4. Non-Contravention. The execution and delivery of, the performance of Borrower’s obligations under, and the compliance with the provisions of this Agreement and the other Subordinated Notes Documents by the Borrower, will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Borrower is subject and which, if contravened, could reasonably be expected to result in a material adverse effect against the Borrower, (ii) conflict with, or result in any breach of, any of the terms of, or constitute a default under, any agreement or other instrument to which the Borrower is a party or subject or by which the Borrower or any of its property is bound, which could reasonably be expected to result in a material adverse effect against the Borrower, (iii) contravene or conflict with any provisions of the instruments constituting or defining Borrower’s constitution.

     5.5. No Default. No event has occurred and is continuing that constitutes, or that with the giving of notice or the lapse of time or both, would constitute an Event of Default specified in Section 8.1 hereof or would constitute a default under any agreement or instrument evidencing any indebtedness in excess of $2,000,000 of the Borrower, and no such event will occur upon the issuance or purchase of the Notes hereunder.
     5.6. Consents and Approvals. No consent or approval of or notice to any creditor for borrowed money of the Borrower is required by the terms of any agreement or instrument evidencing any indebtedness of the Borrower, for the execution or delivery of, or the performance of the obligations under this Agreement or any other Subordinated Notes Document.
     5.7. Litigation; Orders. There are no actions, proceedings or claims pending, or to Borrower’s knowledge, threatened, (i) the adverse determination of which might have a materially adverse effect on Borrower’s financial condition, (ii) materially impair Borrower’s ability to perform its obligations under (iii) affect the validity or enforceability of this Agreement or (iv) arising out of the transactions contemplated by or effected in connection with the Subordinated Notes Documents, the Transaction Documents or the Senior Loan Documents. There is no injunction, writ or restraining order restraining or prohibiting the transactions contemplated by the Subordinated Notes Documents, the Transaction Documents, or the consummation of the financing arrangements contemplated under the Senior Loan Documents.
     5.8. Registration Requirements, etc.. It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement that it or any other instrument be notarized, filed, recorded, registered or enrolled in any court, public office or elsewhere in Israel or that any stamp, registration or similar tax or charge be paid in Israel on or in relation to this Agreement and this Agreement is in proper form for its enforcement in the courts of Israel.
     5.9. Choice of Law. The choice of the law of the Commonwealth of Massachusetts to govern this Agreement and the other Subordinated Notes Documents and the Borrower’s submission to the jurisdiction of the courts of Massachusetts are valid and binding under the laws of Israel.
     5.10. Immunity. Neither the Borrower nor any of its assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceedings (which include, without limitation, suit, attachment before or after judgment, execution or other enforcement).
     5.11. Compliance with Laws. Each of the Borrower and its Subsidiary are in compliance, in all material respects, with all Laws applicable to it, except to the extent failure to comply could not reasonably be expect to have a material adverse effect upon the Borrower.
ARTICLE VI — AFFIRMATIVE COVENANTS OF THE BORROWER
     The Borrower covenants and agrees, individually and collectively, that from and after the Closing Date and so long as any of the Notes are outstanding or the Obligations remain unpaid or outstanding, Borrower shall, and shall cause each of its Subsidiaries to do all of the following:

     6.1. Financial Statements. The Borrower shall furnish the Noteholders (a) with audited consolidated financial statements for the Borrower and its Subsidiaries for each fiscal year by April 30 of each year, with a report of the independent auditors preparing the same, (b) with unaudited consolidated financial statements for the Borrower and its Subsidiaries for each fiscal quarter, within 60 days after the end of each such fiscal quarter and (c) together with the financial statements to be delivered under clauses (a) and (b) above, a Compliance Certificate, evidencing compliance with the financial covenants set forth in Section 7.2 hereof.
     6.2. Inspection. From time to time, as required by the Noteholders, the Borrower shall allow the Noteholders to peruse during usual working hours and with advance notice (provided that during an Event of Default, no advance notice shall be required), all balances sheets, financial statements, books of account, card indexes, ledgers and other authorities and materials in relation to the state of Borrower’s financial condition.
     6.3. Notices
The Borrower hereby undertakes to notify the Noteholders immediately:
(a) Of the occurrence of any Event of Default.
(b) Of any change of address.
(c) Of any application for winding-up of Borrower’s affairs which is filed against the Borrower or by the Borrower as well as the adoption by the Borrower of a resolution for voluntary winding-up and/or merger and/or stay of proceedings.
(d) Of any application to have the Borrower declared bankrupt or to appoint a receiver over the Borrower’s property or any part thereof.
(e) Of any notice or correspondence with any Governmental Authority notifying the Borrower or any of its Subsidiaries of any breach of any applicable Law or investigation or proceeding being commenced or threatened against the Borrower or any of its Subsidiaries by any Governmental Authority.
     6.4. Compliance with Laws. Each of the Borrower and each of its Subsidiaries shall comply with all Laws applicable to it, except to the extent failure to comply would not reasonably be expected to result in a material adverse effect upon the Borrower.
     6.5. Permits. Each of the Borrower and each of its Subsidiaries shall maintain and acquire all permits, approvals and consents necessary for the conduct of its business.
ARTICLE VII — NEGATIVE COVENANTS OF THE BORROWER
     Borrower covenants and agrees, that from and after the Closing Date and so long as any of the Notes are outstanding or the Obligations remain unpaid or outstanding, it will not and will not permit any of its Subsidiaries to do any of the following:

     7.1. Restricted Payments. Any future obligation, commitment and/or payment of the Borrower of any sum to any of its Shareholders and/or future shareholders or affiliates (including payment of dividends) shall be made only subject to prior written consent of the Noteholders and only to the extent that such obligation, commitment and/or payment of the Borrower is in compliance with the financial and other covenants and undertakings of the Borrower herein.
     (b) Subject to clause (a) above, the Borrower shall not make any future obligation, commitment and/or payment, other than at the ordinary course of business, of any sum exceeding the aggregate annual sum of $7,500,000 (Seven Million Five Hundred Thousand Dollars) to any third party, without the prior written consent of the Noteholders.
     (c) Notwithstanding the above, the Contingent Payment is permitted subject to the compliance with the financial and other covenants and undertakings of the Borrower herein.
     7.2. Financial Covenants.
     (a) Consolidated Leverage Ratio. The Borrower shall not permit the Consolidated Leverage Ratio at any time during any period set forth below to be greater than the ratio set forth below opposite such period:

Maximum
Four Fiscal Quarters Ending during or	Consolidated
nearest to the periods set forth below	Leverage Ratio
March 31, 2006 through December 31, 2006	3.00
March 31, 2007 through December 31, 2007	2.50
March 31, 2008 through December 31, 2008	1.75
March 31, 2009 through December 31, 2009	1.25
March 31, 2010 and the last day of each Fiscal Quarter thereafter	1.00
     (b) Consolidated Interest Coverage Ratio. The Borrower shall not permit the Consolidated Interest Coverage Ratio at any time during any period set forth below to be less than the ratio set forth below opposite such period:

Minimum
Four Fiscal Quarters Ending during or	Consolidated Interest
nearest to the periods set forth below	Coverage Ratio
March 31, 2006 through December 31, 2006	3.5
March 31, 2007 through December 31, 2007	4.5
March 31, 2008 and the last day of each Fiscal Quarter thereafter	5.0

     7.3. Indebtedness. The Borrower shall not, and shall not permit, its Subsidiaries to create, incur, assume or suffer to exist any indebtedness, except indebtedness referred to in any of clauses (a) — (c) below, provided and to the extent that such indebtedness is permitted under the Senior Credit Agreement and, after incurrence thereof, would not cause the Borrower to be in default of its covenants under Section 33 of the Senior Credit Agreement;
     (a) Indebtedness under the Senior Loan Documents, in an aggregate principal amount not to exceed $25,000,000, as replaced, refunded or refinanced; provided, that no such replacement, refunding or refinancing shall extend the final maturity date of such indebtedness;
     (b) Indebtedness in respect of leases required to be capitalized in accordance with GAAP and purchase money obligations for fixed or capital assets; the aggregate amount of all such indebtedness at any one time outstanding shall not exceed $2,000,000; and
     (c) Unsecured indebtedness in an aggregate principal amount not to exceed $5,000,000 any time outstanding, incurred at a time when no Default has occurred and is continuing.
ARTICLE VIII — EVENTS OF DEFAULT; REMEDIES
     8.1. Events of Default. Any of the following, after written notice thereof from the Required Noteholders, shall constitute an Event of Default:
     (a) If the Borrower commits a breach of or fails to perform any of the terms and conditions herein contained or of any other obligation which Borrower has incurred or may incur towards the Noteholders in connection herewith and does not cure such breach or failure within 10 Business Days of such event, or if it transpires that any declaration or representation made by the Borrower in relation to the purchase of the Notes by the Noteholders of the Notes pursuant hereto is false or inaccurate in any material respect.
     (b) If the Borrower is in breach of any of the covenants set forth in Article 7 hereof.
     (c) If the Borrower or any Subsidiary adopts a resolution to restructure, or any intention to do so, either as an absorbing, transferor or spin-off company or a voluntary winding up resolution or if an order for winding up or for freeze of proceedings is made against the Borrower or any Subsidiary or if Borrower’s or any Subsidiary’s name is struck out or is about to be struck out from any official register kept by law.
     (d) If a receiver is appointed over any substantial portion or all of Borrower’s or any Subsidiary’s assets, or if an order is made against the Borrower or any Subsidiary for receivership or an interim liquidator or special manager is appointed over the Borrower or any Subsidiary or any bankruptcy or insolvency proceeding is commenced with respect to the Borrower or any Subsidiary. Assets the value of which equals or exceeds $500,000 shall be deemed a “substantial portion” of Borrower’s or any Subsidiary’s assets for the purposes hereof.

     (e) If an attachment or similar process of execution is levied against any substantial portion of Borrower’s or any Subsidiary’s assets and not removed within 15 (fifteen) days of its attachment. Assets the value of which equals or exceeds $500,000 shall be deemed a “substantial portion” of Borrower’s or any Subsidiary’s assets for the purposes hereof.
     (f) If any Mandatory Repurchase Event occurs.
     (g) If Borrower or any Subsidiary ceases to pay its debts generally or to conduct its business.
     (h) If work at Borrower’s or any Subsidiary’s business ceases or is substantially curtailed for two months or more.
     (i) If an occurrence has taken place which has a material adverse effect upon the Borrower’s financial ability to repay the outstanding amounts due under the Note Purchase Agreement.
     (j) If the Borrower falls behind in the payment of any amount that the Borrower owes to the Noteholders under, pursuant to and/or in connection with Agreement or any Subordinated Notes Document for more than 7 (seven) days.
     (k) If the Borrower does not furnish the Noteholders with periodic financial statements, books of account and other authorities and materials in relation to the financial state of the Borrower, as provided in Section 6.1 hereof, or if the Borrower is required so to do and it does not comply with any such requirement.
     (l) If the Borrower or any Subsidiary shall be required to make early repayment of the debts which it owes to other creditors for borrowed money.
     8.2. THE NOTEHOLDERS’ RIGHTS AND REMEDIES.
          8.2.1. Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, the Noteholders (at their election but without notice of their election and without demand) may, subject to the subordination provisions contained in Section 2.14 hereof and the restrictions contained in the Senior Loan Documents do any one or more of the following (all of which are authorized by Borrower):
     (a) Declare all or any portion of the Obligations, whether evidenced by this Agreement, by any of the other Subordinated Notes Documents, or otherwise, immediately due and payable;
     (b) Any date on which the Obligations are declared due and payable pursuant to this Section 8.2 shall become and be the Maturity Date for all Notes for purposes of this Agreement; and
     (c) The Noteholders shall have all other rights and remedies available at law or in equity or pursuant to any other Subordinated Notes Document.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.1(d), in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Noteholders, the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Subordinated Notes Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrower.
          8.2.2. Remedies Cumulative. The rights and remedies of the Noteholders under this Agreement, the other Subordinated Notes Documents, and all other agreements shall be cumulative. The Noteholders shall have all other rights and remedies not inconsistent herewith as provided by law, or in equity. No exercise by the Noteholders of one right or remedy shall be deemed an election, and no waiver by the Noteholders of any Event of Default shall be deemed a continuing waiver. No delay by the Noteholders shall constitute a waiver, election, or acquiescence by it.
ARTICLE IX — MISCELLANEOUS
     9.1. No Waiver; Cumulative Remedies. No failure or delay on the part of any Noteholder, in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
     9.2. Amendments, Waivers and Consents. Any provision in this Agreement or the Notes or the other Subordinated Notes Documents to the contrary notwithstanding, changes in or additions to this Agreement may be made, and compliance with any covenant or provision herein set forth may be omitted or waived, if the Borrower shall, as long as any Notes are outstanding, obtain consent thereto in writing from the holder or holders of at least greater than fifty percent (50%), voting together as a single class, in principal amount of all Notes then outstanding (the “Required Noteholders”), and shall, in any case, deliver copies of such consent in writing to all other holders of Notes; provided that no such consent shall be effective to reduce or to postpone the date fixed for the payment of the principal (including any required redemption) or interest payable on any Note without the consent of the holder thereof, or to alter or amend any provisions relating to prepayments, redemptions, mandatory repurchase or the terms of subordination, or to alter or amend the consent mechanism provided for under this Section 9.2.
     9.3. Addresses for Notices, Etc. All notices, requests, demands and other communications provided for hereunder shall be in writing and mailed (by first class registered or certified mail, postage prepaid), sent by express overnight courier service or electronic facsimile transmission with a copy by mail, or delivered to the applicable party at the addresses indicated below:
If to the Borrower:
Alma Lasers Ltd.
7 Haeshel Street P.O.B 3021

Caesarea Industrial Park
Caesarea, Israel 38900
Facsimile: 972-4-627-5368
Attention: Chief Executive Officer
If to the Noteholders:
TA Subordinated Debt Fund, L.P.
High Street Tower, Suite 2500
125 High Street
Boston, MA 02110
Attention: Mr. Ajit Nedungadi
Fax:
TA Investors II, L.P.
High Street Tower, Suite 2500
125 High Street
Boston, MA 02110
Attention: Mr. Ajit Nedungadi
Fax:
If to any other holder of the Notes:
As set forth in either (i) a joinder agreement or (ii) in the transfer records of the Borrower or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall, when mailed or sent, respectively, be effective four Business Days after being deposited with the express overnight courier service or one Business Day after being sent by electronic facsimile transmission (with receipt confirmed), respectively, addressed as aforesaid.
     9.4. Costs, Expenses and Taxes. The Borrower agrees to pay on demand all reasonable costs, expenses and taxes of Noteholders in connection with the preparation, execution and delivery of this Agreement, the Notes, the other Subordinated Notes Documents and other instruments and documents to be delivered hereunder, and in connection with the consummation of the transactions contemplated hereby and thereby, as well as all reasonable costs, expenses and taxes of the Noteholders in connection with the amendment, waiver (whether or not such amendment or waiver becomes effective) or enforcement of this Agreement, the Notes, the other Subordinated Notes Documents, and other instruments and documents to be delivered hereunder and thereunder.
     9.5. Assignability; Binding Agreement. This Agreement may not be assigned by any party hereto without the prior written consent of each other party hereto; provided, however, that any Noteholder may assign this Agreement freely without consent to any transferee permitted under, but subject to the terms of, Section 2.9 and Section 2.14. Subject to the provisions of Section 2.14.6, this Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, and no others. Notwithstanding the foregoing, nothing in this Agreement is intended to give any Person not named herein the benefit of any legal or equitable right, remedy or claim under this Agreement. Any transferee shall agree, in writing, to be bound by the provisions of Section 2.14 hereof.
     9.6. Payments in Respect of Notes. Each Noteholder and any successor holder of the Notes, by their acceptance thereof, agree that, with respect to all sums received by them applicable to the payment of principal of or interest on the Notes, equitable adjustment will be made among them so that, in effect, all such sums shall be shared ratably by all of the holders of the Notes, whether received by voluntary payment, by the exercise of the right of set off, by counterclaim or cross-action or by the enforcement of any or all of the Notes. If any holder of the Notes receives any payment on its Notes in excess of its pro rata portion, then such holder receiving such excess payment shall purchase for cash from the other holders an interest in their Notes in such amounts as shall result in a ratable participation by all of the holders in the aggregate unpaid amount of Notes then outstanding. The Borrower shall not have any obligation to any Person under this Section 9.6.
     9.7. Indemnification. In addition to the payment of expenses otherwise pursuant to this Agreement, whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to indemnify, pay and hold each Noteholder and the partners, members, officers, directors, employees and agents of each Noteholder (collectively, the “Indemnitees”) harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceedings, whether or not such Indemnitees shall be designated a party thereto), which may be imposed on, incurred by, or asserted against such Indemnitee, in any manner relating to or arising out of (i) this Agreement, the Notes, and the other Subordinated Notes Documents and all other matters related thereto in connection therewith, (ii) the Noteholders’ agreement to purchase the Notes, or the use or intended use of the proceeds of the Notes hereunder, (iii) the violation of any securities law by the Borrower or any of its Subsidiaries, or (iv) the failure of any of the parties (other than the Noteholders) to the Subordinated Notes Documents to comply with any law, rule or regulation applicable to the transactions contemplated thereby (the “Indemnified Liabilities”); provided that the Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities which are determined by a final court decision to have resulted from the gross negligence or willful misconduct of that Indemnitee or from the breach in bad faith of the obligations of such Indemnitee hereunder. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law, to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.
The Borrower agrees to indemnify the Noteholders against any loss incurred by the Noteholders as a result of any judgment or order being given or made for the payment of any of the Obligations and such judgment or order being expressed in a currency other than U.S. Dollars.

The foregoing indemnity shall constitute a separate and independent obligation of the Borrower and shall apply irrespective of any indulgence granted to the Borrower from time to time and shall continue in full force and effect notwithstanding any such judgment or order.
     9.8. Survival of Representations and Warranties. All representations and warranties made to the Noteholders in this Agreement, the Notes, the Subordinated Notes Documents or any other instrument or document delivered in connection herewith or therewith, shall survive the execution and delivery hereof and thereof, regardless of any investigation made by the Noteholders or on behalf of the Noteholders.
     9.9. Prior Agreements. This Agreement and the other Subordinated Notes Documents constitute the entire agreement between the parties and supersedes any prior understandings or agreements concerning the subject matter hereof or thereof.
     9.10. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.
     9.11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applied to contracts to be performed wholly within the Commonwealth of Massachusetts.
     9.12. Jurisdiction. Any judicial proceeding brought by or against the Borrower with respect to any of the Obligations, this Agreement, the other Subordinated Note Documents or any related agreement may be brought in any court of competent jurisdiction in the Commonwealth of Massachusetts, United States of America, and, by execution and delivery of this Agreement, the Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to such Borrower at its address set forth in Section 9.3 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of any Noteholder to bring proceedings against the Borrower in the courts of any other jurisdiction. The Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The Borrower waives the right to remove any judicial proceeding brought against such Borrower in any state court to any federal court. Any judicial proceeding by Borrower against any Noteholder involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the Suffolk County, Commonwealth of Massachusetts.
Notwithstanding anything to the contrary in this Section 9.12, any suit brought by the Senior Lender, solely with respect to any breach by the Borrower or Noteholders of the provisions of Section 2.14 hereof, may be initiated in any competent court of law situated in Israel.

     9.13. Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
     9.14. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.
     9.15. Further Assurances. From and after the date of this Agreement, upon the request of the Noteholders, the Borrower and its Subsidiaries shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of the Subordinated Notes Documents.
     9.16. Specific Performance. Upon breach or default by the Borrower with respect to any obligation hereunder or under the Notes, each Noteholder shall be entitled to protect and enforce its rights at law, or in equity or by other appropriate proceedings for specific performance of such obligation, or for an injunction against such breach or default, or in aid of the exercise of any power or remedy granted hereby or thereby or by law.
     9.17. Actions by Noteholders. Except as provided in Section 9.2, wherever in this Agreement action is required or permitted to be taken by, or consent is required of, or a matter requires the satisfaction of, the Noteholders, such action may be taken by, and/or such consent may be obtained from, and/or such satisfaction may be expressed by, the holders of greater than fifty percent (50%), voting together as a single class, of the principal amount of all Notes then outstanding.
     9.18. Limitation of Liability. No Noteholder shall have any liability to Borrower or Borrower’s Subsidiaries (whether sounding in tort, contract, or otherwise) for consequential damages suffered by Borrower and its Subsidiaries in connection with, arising out of, or in any way related to the transactions or relationships contemplated by the Subordinated Notes Documents, or any act, omission or event occurring in connection therewith, or for any special exemplary or punitive damages, and Borrower and its Subsidiaries hereby waive, to the maximum extent not prohibited by law, any right they may have to claim or recover any of the foregoing.
     9.19. Confidentiality Agreement. Each Noteholder shall hold all financial information of the Borrower and their Subsidiaries and other non-public information obtained from the Borrower pursuant to the requirements of this Agreement in accordance with such Noteholder’s customary procedures for handling confidential information of this nature; provided, however, any Noteholder may disclose such confidential information (a) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (b) or to any prospective transferees and assignees, (c) in connection with any proceeding or action to enforce such Noteholder’s rights hereunder or in connection herewith or with the Transaction, and (d) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process; provided, further that in no event shall any Noteholder be obligated to return any materials furnished by the Borrower or any Subsidiary.

     IN WITNESS WHEREOF, the parties hereto have executed this Note Purchase Agreement as of the date first above written.

BORROWER:	ALMA LASERS LTD.

	By:	/s/ Ziv Karni

Name: Ziv Karni
Title: CEO

NOTEHOLDER:	TA INVESTORS II, L.P.

	By:	TA Associates, Inc., its General Partner

	By:	/s/ Thomas P. Alber

Name: Thomas P. Alber
Title: Chief Financial Officer

NOTEHOLDER:	TA SUBORDINATED DEBT FUND, L.P.

	By:	TA Associates SDF LLC, its General Partner
By: TA Associates, Inc., its Manager
	By:	/s/ Thomas P. Alber

Name: Thomas P. Alber
Title: Chief Financial Officer
Alna Subordinated Note Purchase Agreement

Exhibit A
Form of Joinder Agreement
     The undersigned hereby agrees, effective as of the date hereof, to become a party to that certain Subordinated Note Purchase Agreement (the “Agreement”) dated as of March 23, 2006, by and among Alma Lasers Ltd., a corporation organized under the laws of Israel (“Borrower”), TA Subordinated Debt Fund, L.P., a Delaware limited partnership (“TA Debt Fund” or a “Noteholder”), TA Investors II, L.P., a Delaware limited partnership (“TA Investors” or a “Noteholder”), and the other holders of Notes party hereto from time to time (together with TA Debt Fund and TA Investors their successors and assigns, “Noteholders”), as a Noteholder. The undersigned agrees to be bound by the terms and conditions of the Agreement, and hereby represents and warrants that each of the representations and warranties set forth in Article IV thereof are true and correct as of the date hereof.
     The address and facsimile number to which notices may be sent to the undersigned is as follows:
[Name]
[Address]
Facsimile No.:
Attention:

[NAME OF UNDERSIGNED]

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EXHIBIT 2.1
Form of Note
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT (1) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES AND (3) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS.
NOTWITHSTANDING ANYTHING IN ANY SUBORDINATED NOTES DOCUMENT TO THE CONTRARY, FOR SO LONG AS THE SENIOR INDEBTEDNESS IS OUTSTANDING, THIS AGREEMENT AND THE RIGHTS EVIDENCED HEREBY ARE SUBORDINATE IN RIGHT OF PAYMENT TO THE LENDERS UNDER THE SENIOR LOAN DOCUMENTS. THIS NOTE IS SUBJECT TO ALL OF THE SUBORDINATION PROVISIONS CONTAINED IN SECTION 2.14 OF THE NOTE PURCHASE AGREEMENT.
SUBORDINATED NOTE

$	, 200___
     FOR VALUE RECEIVED, ALMA LASERS LTD., a corporation organized under the laws of Israel, (“Borrower”), HEREBY PROMISES TO PAY to the order of [INSERT NAME OF NOTEHOLDER] (the “Noteholder”) the principal sum of $                     , together with interest on the unpaid principal amount from time to time outstanding at the rate or rates and computed and payable at the times as described in the Note Purchase Agreement (as hereinafter defined). Payments of the principal hereof shall be made as provided in the Note Purchase Agreement. Notwithstanding any other provision of this note, the entire balance of principal and accrued and unpaid interest shall be paid in full on March ___, 2011.
     This note is one of the Notes referred to in the Subordinated Note Purchase Agreement dated as of March     , 2006 (as the same may be amended, modified or supplemented from time to time, the “Note Purchase Agreement”) by and among the Borrower and the Noteholders party thereto from time to time. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Note Purchase Agreement.
     Subject to, and at all times in accordance with, the provisions of the Note Purchase Agreement (i) the Borrower shall have the right, at any time, to voluntarily prepay all or any part of the outstanding principal amount of this note, and (ii) the Noteholder shall have the right to require the Borrower to repurchase this note upon the occurrence of a Mandatory Repurchase Event.

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     In addition to the payment of interest as provided above, the Borrower shall, on demand, pay interest on any overdue installments of principal and, to the extent permitted by Law, on overdue installments of interest at the rate set forth in, and in accordance with the provisions of, the Note Purchase Agreement.
     The holder of this note is entitled to all the benefits and rights of a Noteholder under the Note Purchase Agreement to which reference is hereby made for a statement of the terms and conditions under which the entire unpaid balance of this note, or any portion thereof, shall become immediately due and payable. Notwithstanding anything in this note to the contrary, the terms and provisions of this note shall at all times be governed by and subject to all of the terms and provisions of the Note Purchase Agreement. To the extent that there is any conflict with, or inconsistency between, the terms and provisions of this note and the terms and provisions of the Note Purchase Agreement, the terms and provisions of the Note Purchase Agreement shall at all times govern and control.
     The Borrower hereby waives presentment, demand, notice, protest and other demands and notices in connection with the delivery, acceptance or enforcement of this note.
     No delay or omission on the part of the holder of this note in exercising any right hereunder shall operate as a waiver of such right or of any other right under this note, and a waiver, delay or omission on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion.
     The terms and provisions of this note are subject to the terms and provisions of the Note Purchase Agreement, including, without limitation, its dispute resolution provisions.
[SIGNATURE PAGE FOLLOWS]

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     This note shall be deemed to be under seal, and all rights and obligations hereunder shall be governed by the laws of the State of Massachusetts (without giving effect to any conflicts of law provisions contained therein).

ALMA LASERS LTD

By:

Name:
Title:

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EXHIBIT 2.2
Allocation of Note Purchase Amount

Noteholder	Note Purchase Amount
TA Subordinated Debt Fund, L.P.	$14,703,957.84
TA Investors II, L.P.	$294,079.16
Total	$14,998,037.00

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EXHIBIT 2.13
Ordinary Shares Allocation Amounts

Noteholder	Ordinary Shares Purchased	Aggregate Purchase Price
TA Subordinated Debt Fund, L.P.	12,223,529	122,235.29 NIS
TA Investors II, L.P.	244,471	2,444.71 NIS
Total	12,468,000	124,680.00 NIS

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